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PHARMION CORPORATION

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On February 20, 2008, Pharmion Corporation (“Pharmion”) made the following presentation to the proxy advisory firm, Institutional Shareholder Services (ISS), regarding the upcoming Special Meeting of Stockholders of Pharmion to be held on March 6, 2008.

Proposed Acquisition of Pharmion Corporation by Celgene Corporation February 2008

Safe Harbor This presentation contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences are discussed in Pharmion's annual and quarterly reports and other documents filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Overview of Proposed Acquisition Celgene to Acquire Pharmion for Approximately $2.9 Billion, or $72/share Definitive merger agreement signed, announced 11/18/2007 PHRM shareholders to receive $25/share in cash and $47/share in shares of CELG stock upon closing of transaction Exchange ratio fixed when CELG stock price goes below $56.15 or above $72.93 Offer reflects a premium of 46.1% to previous day; 72.6% to preceding 90-day average and 31.3% to all time high Key conditions met/to be met: HSR clearance received German Federal Cartel office clearance received Registration statement declared effective PHRM shareholder approval (meeting scheduled 3/6/2008)

Stockholder Proposals Proposal No. 1 - Approval of the Merger The acquisition of Pharmion by Celgene Proposal No. 2 - Approval of possible adjournment of the special meeting of Pharmion stockholders Provides for the adjournment of the special meeting if there are not sufficient votes at the time of the meeting to approve Proposal No. 1 or if there are not sufficient shares to constitute a quorum Pharmion's Board of Directors unanimously recommends that stockholders vote "for" Proposal Nos. 1 and 2 Pharmion's outside Directors were fully engaged in the process and possess significant public company and biotechnology experience

Pharmion Overview Global biopharmaceutical company founded in 2000; IPO completed in 2003 Acquires, develops and commercializes hematology and oncology products Established development, regulatory, and commercial organizations in the US, EU and Australia Distributor network in place for key ROW markets Four products on the market, four in development Vidaza(r) (azacitidine for injection): global rights Thalidomide: EU and certain ROW rights 2007 sales of $267.3 million Net loss of $55.3 million, excluding merger-related costs

Pharmion Background Licensed rights to Thalidomide (from CELG) and Vidaza in 2001 Launched compassionate use of Thalidomide in second- line multiple myeloma in 2003 Vidaza approved and launched in the U.S. for the treatment of MDS in 2004 Licensed or acquired rights to Satraplatin, MGCD0103 and Amrubicin in 2005-2006

Pharmion Background Completed EU submission for Thalidomide in first-line multiple myeloma in 2007 Announced strong Vidaza overall survival results from Phase 3 study in higher-risk MDS patients in 2007 Received EMEA recommendation for approval for Thalidomide in first-line multiple myeloma in 2008 EU regulatory authorities accepted Vidaza submission for higher-risk MDS and granted an accelerated review

Stock Price History BTK: +56.5% PHRM vs. BTK Since 11/6/03 (PHRM IPO) PHRM: +400.9%

Stock Price History PHRM: $70.12 PHRM Since 11/6/03 (PHRM IPO)

Stock Price History PHRM Since 1/1/07 PHRM: $70.12

Pharmion Product Portfolio Phase 2 Phase 3 Marketed Compassionate use sales - EU Pre-clinical Phase 1 US Under EU review* * Failed to show overall survival advantage in Phase 3 study w/ Vidaza in lymphoma 1st line SCLC +/- cisplatin (EORTC) MGCD0103 Vidaza MDS AML Solid tumors Oral Azacitidine MDS / AML Thalidomide Pharmion 50mg US Relapsed/Refractory MM 1st line MM Orplatna (satraplatin) 2nd line HRPC* EMEA recommendation for approval Compassionate use sales - EU Solid tumors w/ chemo agents Hematologic malignancies w/ Vidaza in MDS/AML Amrubicin 2nd line monotherapy in sensitive or refractory SCLC Under review by EMEA

Vidaza Overview Approved in U.S. in 2004 for all MDS subtypes based on disease response rate data. First drug approved for the treatment of MDS Orphan drug exclusivity expires May 2011 Two additional therapies approved for treatment of MDS in 2006 Revlimid for treatment of subset of lower risk MDS patients - not a direct competitor for Vidaza Dacogen approved based on response rate data for all subtypes of MDS - direct competitor for Vidaza New therapies expanded MDS market - very competitive U.S. market environment

Vidaza Overview Topline survival results from Vidaza Phase 3 MDS study comparing Vidaza to conventional care regimens (CCR) released in 2007 Overall survival increased by 74% Two year survival rate of 50.8% vs. 26.2% for CCR 9.4 months median survival benefit (24.4 mos. vs 15 mos.) First drug to demonstrate survival advantage in MDS patients Survival data provides basis for submission of EU regulatory filing; filing accepted for accelerated review in 2008 Submission of sNDA to expand U.S. label planned for Q1 2008 Dacogen Phase 3 MDS study with overall survival end point sponsored by EORTC currently ongoing PHRM's Board fully factored in the potential impact of this competitive study 2007 global Vidaza sales: $165.3 million

Thalidomide Overview Received positive opinion for treatment of first-line multiple myeloma from European Medicines Agency Based on study results demonstrating survival advantage of 18.4 months when added to standard therapy Ratification by European Commission anticipated within two to three months Currently provide Thalidomide on compassionate use supply only in Europe Lack of exclusivity Thalidomide primarily used as salvage therapy today 10 years exclusivity from approval through orphan drug status 2007 sales of Thalidomide: $81.7 million

Key Upcoming 2008 Milestones EU approval and launch of Thalidomide for the treatment of first-line multiple myeloma Dacogen top-line overall survival data for the treatment of higher-risk MDS patients EMEA decision for Vidaza in the treatment of higher-risk MDS patients Expansion of U.S. label for Vidaza to include overall survival data in higher-risk MDS patients EMEA decision for Velcade in the treatment of first-line multiple myeloma patients Data from Phase 1 oral Azacitidine study EMEA decision for Satraplatin in the treatment of HRPC patients

Celgene Overview Fully integrated international biopharmaceutical company founded in 1986; IPO completed in 1987 Discovers, develops and commercializes hematology, oncology and inflammation products Established operations, including commercial, clinical and regulatory, in over 50-countries, including the US, EU, Australia, Canada and Japan Celgene International headquarters and manufacturing located in Boudry, Switzerland Four marketed products: REVLIMID(r), THALOMID(r), ALKERAN(r), FOCALIN(tm) Twenty-two compounds in discovery and development in oncology, hematology and inflammation 2007 total revenue of $1.4 billion dollars Adjusted diluted earnings per share of $1.06 2008 projected total revenue of $1.8 billion dollars (2/1/08) Adjusted diluted earnings per share of $1.50-$1.55 More than $3.5 billion in cash and cash equivalents

Pharmion's Rationale for the Merger Consideration offered represents significant premium over PHRM's current and historical stock prices Supported by fairness opinion from PHRM's financial advisor, Banc of America Merger with CELG makes unique strategic sense, enabling PHRM stockholders to participate in upside potential of a more diversified biopharmaceutical company PHRM stockholders recognize significant value in merger consideration versus continued risk of holding PHRM stock

Merger Consideration Offered merger consideration value of $72/share represents premium significantly above PHRM historical trading prices: 46.1 percent over closing price of $49.28 on last trading date before PHRM board of directors meeting* 72.6 percent over 90-day average closing price prior to merger announcement of $41.71 31.3 percent over the all-time high closing price of $54.84 which occurred on 9/21/2004 *AMEX Biotechnology Index has fallen approximately 9 percent since merger announcement

Transaction Valuation Celgene's offer of $72.00 per share represents an attractive value for PHRM, based upon multiple valuation methodologies Analysis was conducted upon PHRM management's best and current view of the stand-alone financial projections

Premiums Paid in Biotech Celgene's offer to PHRM represents an attractive premium relative to precedent biotechnology transactions 1 Day prior 3 Months prior Source: Public company filings, press releases, FactSet and Thomson. 1 Week prior 1 Month prior

Risk Diversification Since its IPO, PHRM stock price has been very volatile and largely dependent on the clinical, regulatory and commercial results of one or two of its products and/or their competitors PHRM management and Board of Directors believed this concentration of business risk would continue for the near- to medium-term Uncertainty around future political landscape and potential impact on healthcare markets in the U.S. Approximately 65 percent of the merger consideration is in shares of CELG stock Allows PHRM stockholders to participate in the benefits of a more diversified company with greater resources, and to benefit from any future growth of the combined company

PHRM Stockholders Receive Significant Value Through Merger Proceeds Merger consideration results in greater value to PHRM stockholders than pursuing management's current business plan Uncertainty associated with achieving management's projections and unpredictability of PHRM's operating results going forward Successful regulatory approval and commercial launch of thalidomide and Vidaza in the EU Risk of generic version of Vidaza in the U.S. beginning in 2011 Introduction of competing therapies Clinical development accelerated and risk mitigated with PHRM's other products, including Amrubicin, MGCD0103, and oral Azacitidine

Merger Process PHRM Board of Directors elected not to conduct "auction process" prior to signing merger agreement with CELG Successfully negotiated with CELG to increase offer price to $72/share from $57/share - represents a 26 percent increase PHRM's Board unanimously approved the deal and determined that the transaction is in the best interests of PHRM shareholders CELG represents the most logical partner for PHRM Complementary product offering Familiarity with the end markets Familiarity with PHRM's business and capabilities Considerable disruption to PHRM's ongoing internal business efforts Modest termination fee would not deter other potential bidders Risk of withdrawal or adverse change to CELG's offer in the context of an auction Potential negative implications of a failure to find a competing bid Merger agreement allows PHRM to furnish information to and negotiate with unsolicited third parties with alternative acquisition proposals - no such proposals or expressions of interest received to date

Celgene's Rationale for the Merger Acquisition of PHRM will enable CELG to enhance its portfolio of therapies for patients with life-threatening illnesses worldwide Adds PHRM's four marketed products and several in development to CELG pipeline for hematologic and solid tumor cancers Extends CELG's services to clinicians who treat these diseases, and expands the Company's role as a leader in hematology and oncology Expands CELG's clinical, regulatory and commercial capabilities

Celgene's Rationale for the Merger Ability to leverage existing infrastructure to market PHRM's approved products Strong fit in hematology Deep understanding of multiple myeloma and MDS markets Significant operational and financial synergies Expands reach in MDS and MM therapeutic categories Vidaza's strong data in high risk patients is complementary to Revlimid in lower risk patients Thalidomide expands our business globally Pipeline consists of attractive opportunities Methylgene (HDAC) - MDS & AML & solid tumor Amrubicin - small cell lung cancer

Market Reaction to Transaction Sapna Srivastava - Morgan Stanley: "A very good deal for Pharmion." "The potential acquisition is probably the best way for Pharmion to realize value." (11/19/07) Yaron Werber - Citi: "A Good Deal At a Fair Price" (11/19/07) Will Ho - Bank of America: "We view the terms of this acquisition which is expected to close in 2Q08 as extremely favorable for both Celgene and Pharmion. We believe that there are few deals that make as much business sense and add as many operating synergies in the biotechnology space." (11/19/07) Greg Wade - Pacific Growth: "Synergistic for CELG, we do not believe that PHRM would be a better strategic target for another company than for CELG and we do not expect another company to propose a better offer for PHRM." (11/19/07) Matt Osborne - Lazard Capital Markets: "We view the deal as beneficial to shareholders, given the 46% premium to Friday's close." (11/19/07) Chris Raymond - Baird: "PHRM Fetches an Outstanding Price in Proposed Merger Deal with CELG" (11/19/07)

Additional Information about the Merger and Where to Find It Additional Information about the Merger and Where to Find It This presentation shall not constitute an offer of any securities for sale. The acquisition will be submitted to Pharmion's stockholders for their consideration. In connection with the acquisition, Celgene and Pharmion have filed with the SEC a registration statement, a proxy statement/prospectus (which was mailed to Pharmion stockholders on or about February 6, 2008), a supplement thereto (which was mailed to Pharmion stockholders on or about February 19, 2008), and other relevant documents concerning the merger. Investors and stockholders of Celgene and Pharmion are urged to read the registration statement, the proxy statement/prospectus, the supplement thereto and other relevant documents filed with the SEC, as well as any amendments or supplements to such documents because they contain important information about Celgene, Pharmion and the merger. The proxy statement/prospectus, the supplement thereto, the registration statement, other relevant materials and any other documents filed by Celgene and Pharmion with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by directing a written request to: Celgene Corporation, 86 Morris Ave., Summit, New Jersey 07901, Attention: Investor Relations, or Pharmion Corporation, 2525 28th Street, Suite 200, Boulder, Colorado 80301, Attention: Investor Relations. Investors and stockholders are urged to read the proxy statement/prospectus, the supplement thereto, the registration statement and the other relevant materials before making any voting or investment decision with respect to the merger. Participants in Solicitations Pharmion and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from stockholders of Pharmion in connection with the merger. Information regarding Pharmion's directors and executive officers is available in Pharmion's proxy statement on Schedule 14 A for its 2007 annual meeting of stockholders, which was filed with the SEC on April 30, 2007. Additional information regarding the interests of such potential participants is included in the proxy statement/prospectus, as supplemented.